Exhibit 5.6

[LETTERHEAD OF STEWART MCKELVEY STIRLING SCALES]

File Reference: NS30333-2

May 31, 2005

Cascades Inc.
404 Marie-Victorin Blvd.
Kingsey Falls, Québec
Canada  J0A 1B0

Dear Sirs/Mesdames:

Re:                             US$125,000,000 Aggregate Principal Amount of 7¼ % Senior Notes Due 2013 of Cascades Inc. (the “Company”)

We have acted as special Nova Scotia counsel to Cascades Nova Scotia Company (“CNSC”), in connection with the offer to exchange (the “Exchange Offer”) up to US$125,000,000 aggregate principal amount of the Company’s 7 ¼ % Senior Notes Due 2013 (the “Exchange Notes”) that have been registered under the Securities Act of 1933 for an equal principal amount of the Company’s 7¼% Senior Notes due 2013 outstanding on the date hereof (the “Private Notes”), issued under the Indenture dated as of February 5, 2003, as amended by the First Supplemental Indenture dated as of May 30, 2003, the Second Supplemental Indenture dated as of December 30, 2003, the Third Supplement Indenture dated as of March 16, 2004, the Fourth Supplemental Indenture dated as of July 8, 2004, the Fifth Supplemental Indenture dated as of August 26, 2004, and the Sixth Supplemental Indenture dated as of November 30, 2004, among the Company, as issuer, the Company’s U.S. and Canadian subsidiaries (the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”) (as so amended, the “Indenture”). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Guarantors.

For the purposes of these opinions, we have examined originals and copies, certified or otherwise identified to our satisfaction of such records, certificates, resolutions, instruments, documents and papers, including corporate records, instruments and certificates of public officials, and the certificates of officers, representatives of CNSC and have made such examinations and investigations of law, as we have considered necessary or desirable as the basis for the opinions hereinafter expressed.

Our service as special counsel to CNSC is limited solely to the preparation of the opinion contained herein. As such counsel, we have reviewed the following documents:

A.                                   the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of CNSC contained in the minute book of CNSC;

B.                                     a certificate of status issued by the Deputy Register of Joint Stock Companies of the Province of Nova Scotia dated May 24, 2005;

C.                                     resolutions of the directors of CNSC authorizing the entering into execution and delivery of the Exchange Offer and the transactions contemplated hereby;

D.                                    a certificate of an officer of the Company dated the date hereof (the “Officer’s Certificate”);

E.                                      the Offering Memorandum dated November 23, 2004;

F.                                      the “Canadian wrapper” dated November 23, 2004 used in connection with the offering of the Notes in Canada;

G.                                     the Purchase Agreement dated November 23, 2004 (the “Purchase Agreement”);

H.                                    the Subsidiary Guarantee of CNSC;

I.                                         the Indenture;

J.                                        the form of Exchange Notes, Private Notes and Exchange Guarantees included in the Indenture;

K.                                    the Registration Rights Agreement, dated as of December 2, 2004, among the Initial Purchasers (as defined in the Purchase Agreement), the Company and the Guarantors; and

L.                                      the Registration Statement on Form F-4 and Form S-4 relating to the Exchange Offer (the “Registration Statement”).

In our examination of such documents, we have assumed the genuineness of all signatures and the authority of all persons signing documents examined by us on behalf of parties thereto, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or facsimiles, the identity and capacity of all individuals acting or purporting to act as public officials, that all certificates of public officials are accurate and the veracity of all information contained in such documents as of the date hereof.

For the purposes of the opinions expressed herein, we also have also assumed:

A.                                   that each of the Initial Purchasers, the Trustee, the Company and the Guarantors (other than CNSC) have duly authorized, executed and delivered the documents to which each of them is a party and that each of such documents is a valid, binding and enforceable obligation of each of them;

B.                                     the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate; and

C.                                     that the Certificate of Status evidences the subsistence of CNSC, that CNSC has not been dissolved as of the date hereof and that a certificate of status bearing today’s date could be obtained if requested.

Our opinions herein are restricted to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing we are of the opinion that:

1.                                       CNSC is incorporated and exists under the laws of the Province of Nova Scotia.

2.                                       The Exchange Notes have been duly authorized by all necessary corporate action on the part of CNSC and when the Registration Statement has become effective under the Securities Act of 1933 and the Exchange Notes are executed by CNSC, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, the Exchange Notes will have been validly executed, issued and delivered by CNSC.

3.                                       The Subsidiary Guarantee of CNSC has been duly authorized by all necessary corporate action on the part of CNSC, and when the Registration Statement has become effective under the Securities Act of 1933 and the Exchange Guarantee of CNSC is delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantee of CNSC of the Private Notes, the Exchange Guarantee of CNSC will have been validly executed, issued and delivered.

This opinion is being forwarded for the sole benefit of the addressees hereof in connection with the Purchase Agreement, and may not be relied upon by, or distributed to, any other person or entity or for any other purpose without our express prior written consent. This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.6 to the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 of the Registration Statement.

Yours truly,

STEWART MCKELVEY STIRLING SCALES

/s/ STEWART MCKELVEY STIRLING SCALES

MJB/job